i-80 Gold Reports Second Quarter 2025 Results
and Project Development Highlights

RENO, NEVADA, August 13, 2025 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold”, or the “Company”) reports its operating and financial results for the three and six months ended June 30, 2025, highlighting key developments across its asset portfolio. Unless otherwise stated, all amounts referred to herein are in U.S. dollars.

“The second quarter marked a major turning point at i-80 Gold,” stated Richard Young, President and Chief Executive Officer. “The equity financing completed in May has enabled us to advance key development initiatives across the five gold projects included in our development plan, and advance the Lone Tree autoclave refurbishment study which will be a key component of our hub-and-spoke mining and processing strategy for our high-grade underground projects."

Mr. Young added, “In support of our three-phase development plan, we anticipate several key catalysts over the next 12 to 18 months. These include initiating underground development at Archimedes, completing infill drill programs and technical work to support upcoming feasibility studies at four of our gold projects, and completing the Lone Tree autoclave feasibility study. In parallel, permitting efforts are well underway across the portfolio as we recently expanded our permitting team and continue working collaboratively with regulators and local stakeholders. We are also actively working to secure the next phase of our recapitalization plan to continue laying the foundation to achieve our expected average annual target of more than 600,000 ounces of gold by the early 2030's(3).”

OPERATING AND FINANCIAL HIGHLIGHTS

Second Quarter 2025
Three months ended June 30, 2025
•Revenue totaled $27.8 million for the quarter compared to $7.2 million in the prior year period primarily driven by higher gold ounces sold1 at Granite Creek and Lone Tree and a higher average realized gold price(2).
•Gold sales(1) totaled 8,400 ounces at an average realized gold price(2) of $3,301 per ounce compared to gold sales(1) of 3,445 ounces at an average realized gold price(2) of $2,337 per ounce in the prior year period.

•Loss per share of $0.05 for the quarter improved compared to $0.11 loss per share in the prior year quarter primarily due to an increase in gross profit of $13.1 million.

•Cash used in operating activities for the quarter was $11.3 million, compared to $24.6 million in the prior year period due to an increase in gross profit.

•Executed financing initiatives in support of the Company’s broader recapitalization plan, including a bought deal public offering to which the Company issued 345.8 million units for gross proceeds of $172.9 million (net proceeds of $162.7 million) and a private placement of 25.2 million units for gross proceeds of $12.6 million (net proceeds of $12.5 million).

•Cash balance of $133.7 million as at June 30, 2025, an increase of $120.2 million compared to March 31, 2025 primarily due to net proceeds received from the bought deal public offering and private placement, partially offset by the gold and silver deliveries under the prepay instruments of $31.0 million and $11.0 million, respectively.
•Completed 8,717 feet of core drilling during the three months ended June 30, 2025 at the Mineral Point open pit project on the Ruby Hill property and Granite Creek underground to enhance mineral resource definition and support future technical studies.

		Three months ended June 30,		Six months ended June 30,
		2025	2024	2025	2024
Revenue	$000s	27,836	7,184	41,884	15,597
Net loss	$000s	(30,215)	(41,005)	(71,420)	(60,705)
Loss per share	$/share	(0.05)	(0.11)	(0.14)	(0.18)
Cash flow used in operating activities	$000s	(11,335)	(24,559)	(34,036)	(49,782)
Cash and cash equivalents	$000s	133,691	47,812	133,691	47,812
Drilling	ft	8,717	48,796	23,479	40,487
Gold ounces sold[1]	oz	8,400	3,445	13,352	7,506
Average realized gold price[2]	$/oz	3,301	2,337	3,124	2,188
Notes to table above: 1.Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2025 (2024 - 58%).
2.This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.

“Given that i-80’s core assets are brownfield projects with a well understood and sizeable mineral resource base, we continue to advance steadily with relatively low technical and permitting risk due to their historical mining footprints and existing infrastructure,” stated Paul Chawrun, Chief Operating Officer. “The team remains focused on the infill drill programs in support of the upcoming feasibility studies, permitting, and development activities across all core assets as we progress toward achieving our staged production goals and continue to optimize the value and timing of each project within the broader development plan."

RECAPITALIZATION UPDATE

The Company continues to execute a recapitalization strategy aimed at strengthening its balance sheet and funding its growth plans.

In May 2025, the Company raised gross proceeds of $185.5 million through a bought deal public offering and a concurrent private placement, with combined net proceeds of $175.2 million. If fully exercised, the warrants issued as part of the financing and expiring November 16, 2027, could provide the Company with up to approximately $130 million in additional proceeds. A portion of the proceeds of the offering were used to settle the first phase of the recapitalization plan totaling $42.0 million for gold and silver deliveries under the prepay instruments. Through to mid-2026, approximately $92 million is expected to be allocated to fund construction activities, drilling, permitting and technical studies across five gold projects including the Lone Tree autoclave processing facility, all part of the development plan.

The Company is actively working to secure the balance of required capital to execute the development plan and is in discussions with several parties regarding additional financing options. These potential options include debt facilities, as well as a royalty sale, and the sale of its FAD property, which is a non-core asset. Management aims to complete the balance of its recapitalization plan by mid-2026, aligning with the date of maturity of the Orion Convertible Loan.

UPCOMING CATALYSTS

The Company’s three-phase development plan prioritizes its high-grade underground refractory deposits and the refurbishment and commissioning of its Lone Tree autoclave to serve as a central processing hub, while also progressing permitting and technical work on its two large-scale open pit projects. In alignment with this strategy, the Company expects to achieve the following catalysts:

Archimedes Underground
•Commence underground development – Q3 2025
•Initiate infill drilling – Q4 2025 (upper zone)/Q1 2026 (lower zone)

Feasibility Studies
•Lone Tree autoclave refurbishment (Class 3 engineering study) – Q4 2025
•Granite Creek Underground – Q1 2026
•Cove Underground – Q1 2026
•Granite Creek Open Pit – Mid-2026
•Archimedes Underground – Q1 2027

Recapitalization Plan
•Advance debt financing options
•Sale of non-core asset (FAD property)
•Royalty sale

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended June 30,		Six months ended June 30,
(in thousands of USD)	2025	2024	2025	2024
Revenue	27,836	7,184	41,884	15,597
Cost of sales	(26,491)	(19,422)	(37,257)	(27,753)
Depletion, depreciation and amortization	(547)	(74)	(923)	(451)
Gross profit (loss)	798	(12,312)	3,704	(12,607)

Expenses
Pre-development, evaluation and exploration	9,045	10,436	18,590	17,710
General and administrative	7,338	5,733	12,328	9,958
Property maintenance	3,166	2,781	7,313	7,103
Loss from operations	(18,751)	(31,262)	(34,527)	(47,378)

Other income and expenses, net	(2,769)	(600)	(19,995)	4,239
Interest expense	(8,695)	(8,757)	(16,898)	(16,793)
Loss before income taxes	(30,215)	(40,619)	(71,420)	(59,932)

Deferred tax expense	—	(386)	—	(773)
Net loss	(30,215)	(41,005)	(71,420)	(60,705)

Granite Creek

The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine and the Granite Creek open pit oxide deposit adjacent to the underground project, currently in early-stage permitting. The Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended June 30,		Six months ended June 30,
Operational Statistics		2025	2024	2025	2024
Oxide mineralized material mined	tonnes	24,074	16,314	39,397	25,778
Sulfide mineralized material mined	tonnes	11,201	3,196	25,844	6,434
Total oxide and sulfide mineralized material mined	tonnes	35,275	19,510	65,241	32,212
Oxide mineralized material mined grade	g/t	11.38	11.49	11.74	12.23
Sulfide mineralized material mined grade	g/t	7.43	10.08	7.93	9.23
Low-grade mineralized material mined[1]	tonnes	16,173	14,033	39,019	25,748
Low-grade mineralized material grade[1]	g/t	3.03	3.18	2.88	3.35
Waste mined	tonnes	31,947	42,849	59,409	75,802
Total material mined	tonnes	83,395	76,392	163,669	133,762
Processed mineralized material - sulphide	tonnes	7,014	4,702	7,014	4,702
Processed mineralized material - leach	tonnes	18,750	—	52,587	—
Total processed mineralized material	tonnes	25,764	4,702	59,601	4,702
Gold ounces sold[2]	oz	5,981	1,809	9,086	3,384
Underground mine development (pre-development)	ft	692	1,515	1,196	2,264
Drilling	ft	2,978	34,414	2,978	18,479

Financial Statistics		2.025	2.024	2025	2024
Mining cost (total mineralized material and waste)	$/t	175	113	173	125
Processing cost (processed mineralized material)	$/t	133	88	74	147
Site general and administrative (“G&A”) (total mineralized material mined3)	$/t	34	31	32	38
Royalties	$000s	1,148	321	1,654	1,555
Capital expenditure[4]	$000s	1,114	278	1,491	739
Pre-development, evaluation and exploration expenses	$000s	5,949	7,634	9,719	12,115
Notes to table above:
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2025 (2024 - 58%).
3Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
4Capital expenditure based on accrual basis.

Granite Creek Underground

Mining activities during the current quarter exceeded levels reported in the comparative prior-year period, primarily driven by additional faces available to mine due to stope development and changes in sequencing of mining. Management expects groundwater inflows to remain at or near the current ingress flow rates for the foreseeable future. Improvements to the existing infrastructure are ongoing, including the installation of at least two additional dewatering wells, an expanded water treatment facility, and an in-line piping and pumping system for the removal of mine contact water from underground workings, which are expected to positively impact development rates.

The Company continues to encounter elevated levels of oxide mineralized material compared to levels anticipated in the March 2025 Preliminary Economic Assessment ("PEA") at Granite Creek. The lower-grade oxide mineralized material continues to be suitable for processing via heap leach at the Company's Lone Tree heap leach facility. During the quarter, 1,554 ounces of low-grade oxide material from Granite Creek was leached and sold from the Lone Tree heap leach facility.

As at June 30, 2025, the Company has delivered approximately 28,000 tonnes of sulfide mineralized material, waiting to be processed under a new toll milling agreement with a third party. Under the new toll milling agreement, the material is expected to be processed within 120 days of delivery to the process facilities.

For the three months ended June 30, 2025, $4.9 million was spent on pre-development expenses. Pre-development, evaluation, and exploration expenses for the six months ended June 30, 2025 were primarily related to underground development of $7.8 million and infill drilling.

Infill drilling of the South Pacific Zone began in June 2025 with two active drill rigs – one operating from underground and one from surface. Three additional rigs are expected to be mobilized in the third quarter, with one additional rig underground and two at surface. These activities are expected to further support mineral resource definition and expansion. The exploration drift was completed at the end of June to a shorter extent than initially planned. The initial underground drill plan was modified to include additional surface drilling as part of the program. The infill drill program aims to upgrade the mineral resource and form the basis for the upcoming feasibility study, which is targeted for completion in the first quarter of 2026.

Granite Creek Open Pit

Following the release of the Granite Creek open pit PEA, technical work is underway to advance the project toward either a pre-feasibility or a feasibility-level study. Simultaneously, trade off analyses are being conducted to optimize the project economics.

Permitting work is in the initial stages and advancing as expected. Granite Creek open pit has the potential to contribute to company-wide gold output by the end of the decade.

Ruby Hill Property (Archimedes Underground and Mineral Point Open Pit)

The Archimedes underground project is expected to be the Company's second underground mine, while Mineral Point is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset.

Archimedes Underground

Surface infrastructure has been completed, and the initial development of the underground exploration drift is anticipated to commence in the third quarter of 2025.

Permitting for mining above the 5100-foot level at Archimedes underground is nearing completion, with approval for advancement expected shortly. This phase of permitting covers mining activities above the 5100-foot elevation, a threshold consistent with previously approved permits for open pit mining at Ruby Hill. Permitting below the 5100-foot elevation is expected to begin immediately upon receipt of the first phase of permits. This sequential approach to permitting expedites mining while simultaneously pursuing remaining permits for the lower section.

Infill drilling will be initiated in the fourth quarter of 2025 in the Archimedes upper zone and in the first quarter of 2026 for the Archimedes lower zone.

The timeframe for first gold is approximately 14 months in duration from the commencement of portal construction which is expected to commence in the third quarter. In the meantime, the Company continues leaching the historic leach pads. During the three-month period, 665 ounces of gold were sold from Ruby Hill.

Mineral Point

A drill program for the Mineral Point open pit project commenced in June 2025 with two surface core drill rigs, completing approximately 5,800 feet of surface core drilling in the quarter to support geotechnical, metallurgical and hydrogeology studies for baseline data to advance permitting and technical reports. Following the release of a PEA in the first quarter of 2025, strategic evaluations are underway to determine optimal timing of a pre-feasibility or a feasibility-level study.

Cove Project

National Environmental Policy Act ("NEPA") permitting activities are underway with the Bureau of Land Management ("BLM") in anticipation of an Environmental Impact Statement ("EIS"). i-80 Gold is actively advancing major permit applications with the goal of aligning regulatory approvals with planned development timelines. Cove is expected to be the Company's third underground mine and begin contributing to company-wide production in mid-2029.

In addition to the permitting process, an infill drill program was completed during the first quarter of 2025 to increase confidence in the mineral resource and collect data for engineering work to complete a feasibility study expected in the first quarter of 2026 while also incorporating additional metallurgical work. Underground delineation drilling was completed during the first quarter on the Helen and Gap deposits with two core rigs, completing approximately 15,000 feet of core drilled, bringing total drilling over the course of the infill campaign to approximately 145,000 feet. All assay results have been received since the inception of the infill drilling campaign in 2023 and expected to provide an updated mineral resource estimate in the third quarter of 2025. The geological model has been updated with these new drill results, and an updated resource estimate is in progress to be included in the feasibility study.

Lone Tree Processing Facility
The Lone Tree processing facility has one of three autoclave facilities in Nevada and is a strategic asset in unlocking value from i-80 Gold’s three underground deposits by providing an owner-operated processing facility for the Company’s high-grade underground refractory material.

Currently, the Lone Tree autoclave refurbishment feasibility-level Class 3 engineering study is underway in collaboration with Hatch Ltd., an industry leader in autoclave technology, building on an internal feasibility study completed in 2023. The autoclave is envisioned to process refractory mineralized material from the Company’s three underground mines, Granite Creek, Archimedes and Cove, creating a regional hub-and-spoke mining and processing strategy. Concurrently, i-80 Gold is recruiting the owner’s team to oversee the engineering and execution of Lone Tree’s refurbishment, along with risk mitigation planning and opportunities to accelerate the development timeline.

The updated technical study for the facility’s refurbishment will incorporate value engineering initiatives and updated cost estimates to support an improved execution strategy. Completion of the revised feasibility study is targeted for the fourth quarter of 2025.

Lone Tree’s processing facility is currently permitted for the operational components in use; however, new and revised applications will need to be approved for air quality and mercury operating programs, in addition to, Water Pollution Control and Reclamation Permit modifications for the processing and environmental controls included in the refurbishment plan.

1,754 ounces of gold were sold from the Lone Tree leach pads during the three-month period. The leaching of the historic leach pad at Lone Tree continues to produce gold at profitable quantities. The Company plans to continue to recover ounces from the Lone Tree leach pads as long as it is economical to do so.

Capital expenditures of approximately $0.6 million during the three and six months ended June 30, 2025 and in the comparative period were related to the technical work on the refurbishment of the autoclave processing plant.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s Quarterly Report on Form 10-Q, including the unaudited condensed consolidated interim financial statements and associated Management's Discussion and Analysis of Operations and Financial Condition for the three and six months ended June 30, 2025 included therein, which is available on the Company’s website at www.i80gold.com, on EDGAR at www.sec.gov, and on SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the second quarter highlights followed by a question-and-answer session from participants. The details are as follows:

Date:                August 13, 2025
Time:                10:00 a.m. ET
Webcast:            app.webinar.net/exZXY4wREDB
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

All scientific and technical information contained in this press release has been reviewed, verified and compiled under the supervision of Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

ENDNOTES

(1)Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2025 (2024 - 58%).
(2)This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.
(3)Consolidated production estimates and average annual production targets include the Cove Project, Archimedes Underground Project, Mineral Point Open Pit Project, Granite Creek Underground Project, and Granite Creek Open Pit Project and are based on the most recent life-of-mine production schedules disclosed in the latest technical studies filed for each respective project and related property. These anticipated production figures are preliminary in nature and are based on mineral resources, which do not have demonstrated economic viability, and which are not mineral reserves. In addition, each of the foregoing technical reports are preliminary economic assessments/initial assessment that are preliminary in nature and each include an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves. As such, there is no certainty that the production targets will be realized. The production target is also pending the completion of the autoclave refurbishment Class 3 engineering study (where a series of trade-off scenarios will be considered comparing full autoclave refurbishment to alternate toll milling and ore purchase agreement options that could potentially be available), Board approval, and the successful funding, development, and commissioning of the Company’s Lone Tree autoclave processing facility. The production target presented herein is a Company goal and not a projection of results and should not be taken as production guidance.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade development and production-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi - VP Corporate Development and Strategy
1.866.525.6450
info@i80gold.com
www.i80gold.com

CAUTIONARY STATEMENT ON FORWARD LOOKING INFORMATION

Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations, the perceived merit of projects or deposits, and the impact and anticipated timing of the Company’s development plan and recapitalization plan, the intended use of proceeds from the bought deal equity offering and the concurrent private placement, outlook on gold output, the anticipated growth expenditures, the anticipated timing of permitting, production, project development or technical studies constitutes forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of mineral resource, or production estimates. Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2024 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted loss, adjusted loss per share, and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements. For a more detailed breakdown on how this measure was calculated, please see the definitions and tables below.

Definitions

"Average realized gold price” per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP Accounting Standards and does not have a standardized meaning defined by US GAAP Accounting Standards. It may not be comparable to information in other gold producers’ reports and filings. Management believes this non-GAAP measure improves the understanding of revenue.

"Adjusted loss” and “adjusted loss per share” are non-GAAP measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: gain (loss) on warrants, gain (loss) on Convertible Loans, and gain (loss) on fair value measurement of Gold Prepay Agreement and Silver Purchase Agreement. Adjusted loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

Average realized gold price per ounce of gold sold1

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024
Consolidated
Revenue	27,836	7,184	41,884	15,597
Processing costs recognized in revenue	—	900	—	900
Silver revenue	(108)	(34)	(169)	(71)
Gold revenue	27,728	8,050	41,715	16,426
Gold ounces sold¹	8,400	3,445	13,352	7,506
Average realized gold price ($/oz)	3,301	2,337	3,124	2,188

Lone Tree
Revenue	5,822	2,682	9,785	6,985
Silver revenue	(22)	(9)	(36)	(28)
Gold revenue	5,800	2,673	9,749	6,957
Gold ounces sold	1,754	1,126	3,149	3,168
Average realized gold price ($/oz)	3,307	2,374	3,096	2,196

Ruby Hill
Revenue	2,288	1,214	3,678	2,126
Silver revenue	(86)	(25)	(133)	(43)
Gold revenue	2,202	1,189	3,545	2,083
Gold ounces sold	665	510	1,117	954
Average realized gold price ($/oz)	3,311	2,331	3,174	2,183

Granite Creek
Revenue	19,726	3,288	28,421	6,486
Processing costs recognized in revenue	—	900	—	900
Gold revenue	19,726	4,188	28,421	7,386
Gold ounces sold[1]	5,981	1,809	9,086	3,384
Average realized gold price ($/oz)	3,298	2,315	3,128	2,183
Note to table above:
1. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2025 (2024 - 58%)

Adjusted loss1

Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024

Net loss	$(30,215)	$(41,005)	$(71,420)	$(60,705)
Adjust for:
Gain (loss) on fair value measurement of Convertible Loans	765	3,030	(673)	9,145
Gain on fair value measurement of warrant liability	709	1,645	275	4,275
Gain (loss) on fair value measurement of Gold Prepay	8,246	(1,417)	(16)	(4,915)
Gain (loss) on fair value measurement of Silver Purchase Agreement	229	(4,445)	(7,246)	(5,302)
Total adjustments	$9,949	$(1,187)	$(7,660)	$3,203
Adjusted loss	$(40,164)	$(39,818)	$(63,760)	$(63,908)
Weighted average shares	608,167,841	361,145,495	520,243,077	333,234,688
Adjusted loss per share	$(0.07)	$(0.11)	$(0.12)	$(0.19)